Exhibit 99.1

Five Point Announces Proposed Offering by Five Point Operating Company, LP of an

Additional $100 Million of 7.875% Senior Notes due 2025

IRVINE, Calif. (July 23, 2019) - Five Point Holdings, LLC (“Five Point”) (NYSE: FPH) today announced that Five Point Operating Company, LP, through which Five Point owns all of its assets and conducts all of its operations (the “issuer”), and Five Point Capital Corp., a wholly owned subsidiary of the issuer (the “co-issuer” and together with the issuer, the “issuers”), plan to offer, subject to market and other conditions, an additional $100 million aggregate principal amount of their 7.875% Senior Notes due 2025 (the “new notes”). The new notes will constitute a further issuance of the issuers’ existing 7.875% Senior Notes due 2025 issued in November 2017 in an aggregate principal amount of $500 million.

The issuer intends to use proceeds of the new notes for general corporate purposes, which may include pursuing commercial investment opportunities at its communities.

The new notes and related guarantees have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction. The new notes may not be offered or sold within the United States or to U.S. persons, except to persons reasonably believed to be qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A and to certain persons in offshore transactions in reliance on Regulation S.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, any securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of any securities, in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This press release includes forward-looking statements, including statements about the proposed offering of the new notes, including the anticipated use of proceeds therefrom, that are subject to risks and uncertainties. These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “would,” “result” and similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. We caution you that any forward-looking statements included in this press release are based on our current views and information currently available to us. Forward-looking statements are subject to risks, trends, uncertainties and factors that are beyond our control. Some of these risks and uncertainties are described in more detail in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We caution you therefore against relying on any of these forward-looking statements. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. They are based on estimates and assumptions only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law.

Investor Relations:

Bob Wetenhall, 949-349-1087

bob.wetenhall@fivepoint.com

or

Media:

Steve Churm, 949-349-1034

steve.churm@fivepoint.com